Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of December, by and between CORE ENERGY, LLC, a Kansas limited liability company and the members of CORE ENERGY, LLC; Mandalay LLC and Coal Creek Energy, LLC (collectively, “Seller”) and INFINITY ENERGY RESOURCES, INC., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes herein referred to as the “Parties”.

WHEREAS,; on September 2, 2020, Purchaser acquired an option (the “Option”) from Core to purchase the production and mineral rights to and a leasehold interest in certain oil and gas properties in the Central Kansas Uplift geological formation, as set forth on Exhibit A (the “Properties”). The Option granted Purchaser the right to acquire 100% of the working and leasehold interests in the Properties upon payment to Core of $900,000 any time prior to November 1, 2020, which has been extended by mutual agreement to January 11, 2021 in order to finalize the terms of this Agreement and to facilitate due diligence. On September 2, 2020, Purchaser issued 500,000 shares (the “Option Shares”) of its common stock, par value $0.0001 per share, to Core in consideration for the Option.; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Properties, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Transaction. Upon the terms and subject to the conditions hereinafter set forth, Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the Assets as defined below (but excluding the Excluded Assets).

2. Assets. For purposes of this Agreement, “Assets” means:

a. All of the oil and gas leases, subleases and other leaseholds, carried interests, farmout rights, options, and other properties and interests, including producing an non-producing interests, as specifically described on Exhibit 2a-1, subject to such depth limitations and other restrictions as described herein (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases or the lands currently pooled, unitized, communitized or consolidated therewith; INSOFAR AND ONLY INSOFAR, however, as the Leases cover the lands depicted on Exhibit 2a-2 (the “Lands”), subject to the royalty interests of third parties as agreed to by Purchaser and specifically set forth on Exhibit 2a-3, attached hereto; for the avoidance of doubt, Purchaser covenants not to object to any scheduled Lease that expires prior to the Closing Date in accordance with their respective terms;

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b. All oil, gas, water or injection wells located on the Lands, whether producing, shut- in, or abandoned, including the working and net revenue interests in the wells agreed to by Purchaser and shown on Exhibit 2b attached hereto, consisting of three producing wells, one horizontal injection well and one water supply well (collectively, the “Wells”);

c. All interest of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units agreed to by Purchaser and shown on Exhibit 2c as the “Units”; and including all interest of Seller in production of hydrocarbons from any such Unit, whether such Unit production of hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

d. All contracts, agreements and instruments without duplication by which the Properties are bound, or that relate to or are otherwise applicable to the Properties agreed to by Purchaser and comprised of, (i) the certain CHS Purchase Agreement attached hereto as Exhibit 2d-1; the certain Operating Agreement attached hereto as Exhibit 2d-2, the month-to-month lease of the building occupied by Seller on the Land that has all-in monthly rent of $800 and is subject to termination on demand and any other operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farming and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of hydrocarbons produced in association therewith from the Properties, as agreed to by Purchaser and specifically set forth on Exhibit 2d-3 (the “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law as agreed to by Purchaser and specifically set forth on Exhibit 2d-3. To the extent the required consents to transfer are not obtained prior to Closing, Seller shall use its commercially reasonable best efforts to obtain the applicable consent promptly after Closing;

e. All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (the “Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties, as agreed to by Purchaser and as attached hereto as Exhibit 2e. To the extent any permit or other rights are not obtained prior to Closing, Seller shall use its commercially reasonable best efforts to obtain the applicable permit or right promptly after Closing.;

f. All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties, including, but not limited to the equipment, etc. agreed to by Purchaser and as specifically set forth on Exhibit 2f, attached hereto (the “Equipment”);

g. All flow lines, saltwater disposal lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Properties as specifically described in the Leases (the “Pipelines”);

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h. All hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Closing Date (as defined below), together with over-production of hydrocarbons or under-production of hydrocarbons or over-deliveries or under- deliveries with respect to hydrocarbons produced from or allocated to the Assets, regardless of whether such arise at the wellhead, pipeline, gathering system, transportation or other location associated with the Properties; and

i. Originals of all reports, surveys, financials lease files, land files, well files; gas and oil sales contract files; gas processing files; division order files, abstracts, title opinions, land surveys, non-confidential logs, maps, and other books, records, data, files, and accounting records, in each case to the extent directly related to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) [reserved], (ii) [reserved], (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iv) [reserved], and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”).

3. Excluded Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”) those items listed below and are specifically set forth on Exhibit 3c; notwithstanding the foregoing, Purchase shall have reasonable access to and right to copy such records, etc. for regulatory compliance purposes or to effectuate the transactions contemplated hereby:

a. any corporate, financial, income and franchise tax and legal records of Seller that relate to (i) Seller’s business other than as described herein and (ii) the Excluded Assets;

b. all rights to any refund of taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Closing Date;

c. [reserved];

d. all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Closing Date; provided that, Seller shall, as of the Closing Date, empty all oil storage tanks located on the Properties, sell the oil otherwise stored therein, and the accounts receivable generated thereby shall be Excluded Assets;

e. all rights, titles, claims and interests of Seller or any affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds, and (ii) to or under any bond or bond proceeds; provided that, to the best of Seller’s knowledge, the sole bond outstanding is the bond in place securing Seller’s use of electricity on the Properties for any claim arising prior to the Effective Date;

4. Option; Share Option. If the Closing contemplated hereby does not occur for any reason other than Seller’s willful uncured breach of this Agreement, the Option Shares shall be retained by Seller as consideration for the grant of the Option. If the Closing contemplated hereby does not occur by reason of the Seller’s willful uncured breach of this Agreement, the Option Shares shall upon demand be returned to Purchaser.

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5. Purchase Price. The purchase price to be paid by Purchaser to Seller with respect to the Assets shall be Nine Hundred Thousand Dollars ($900,000) less the holdback of $50,000 (the “Holdback”) and any adjustment for a Title Defect (the “Purchase Price”). The Purchase Price shall be paid in cash at closing, as set forth herein. In addition to the foregoing, the Purchase Price will be adjusted for the proration of costs and revenues in a manner customary for a transaction to this sort.

6. Deposit. Aside from the Holdback, no deposit has been made by Purchaser hereunder.

7. Diligence Period; Defects; Termination. During the period of time between the execution of this Agreement and up to and through the Closing Date (the “Termination Date”), Purchaser may, at Purchaser’s sole cost and risk shall the right to accomplish due diligence to its satisfaction, including, without limitation, (i) conduct one or more inspections of Seller’s operated Properties subject to coordination with Seller’s field personnel, (ii) review and copy Seller’s HSE and regulatory compliance records (which will be transferred to Purchaser at Closing), (iii) review Seller’s title to the Leases and may notify Seller in writing if a material claim exists or if Seller owns less than what is represented in this Agreement (“Defect Notice”), and (iv) otherwise have access and right to copy Seller’s books and records and interview Seller and its representatives, including, without limitation, Seller’s accountants. If Purchaser provides Seller with a Defect Notice, then Seller and Purchaser shall negotiate in good faith and reasonably attempt to agree by Closing on the final Purchase Price to be paid to Seller and Assets being conveyed to Purchaser at Closing. In the event the sum of the unresolved values attributed to Defect Notices, then Purchaser may terminate this Agreement by written notice delivered to Seller prior to the Closing Date; in which case this Agreement and any and all rights, obligations, duties and privileges of the Parties hereunder shall terminate and be of no further force or effect, as set forth in Section 21, below or deduct the amount set forth in the Defect Notice from the Purchase Price, up to the maximum amount of Fifty Thousand Dollars ($50,000), in which case, the amount so deducted will be retained by Purchaser and the remainder, if any will be distributed to Seller in accordance with the terms hereof.

8. Closing Date. The effective date of the sale and purchase shall be 7:00 AM Central Standard Time on January 1, 2021 (the “Closing Date”).

9. Closing. The closing shall occur when all the conditions to the Closing have been satisfied or otherwise waived by the affected party. The tentative Closing is scheduled to occur on the business day prior to January 1, 2021, effective as of January 11, 2021 (the “Closing Date”) at such place as the Purchaser may determine; provided that the Parties may elect to close via the electronic exchange of a fully executed copy of this Agreement, the Haas Petroleum -Core Energy, LLC Settlement Agreement (the “Settlement Agreement”), and any ancillary definitive legal documentation contemplated herein, including, without limitation, such certificates, documents of title and transfer, opinions, and other writings as Purchaser may reasonably require.

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10. Assumed and Retained Obligations. Purchaser will assume all liabilities and obligations related to the Assets to the extent arising after the Closing Date (the “Assumed Obligations”). Seller will retain liability for all third-party claims asserted with respect to the Assets as well as all claims taxes, and expenses pertaining to the operation of the Properties to the extent such claims arose prior to the Closing Date (the “Retained Obligations”). Retained Obligations shall also include Seller’s liability for all third-party claims asserted with respect to the Excluded Assets as well as all claims taxes, and expenses pertaining to the operation of Seller’s business other than those pertaining to the Assumed Liabilities.

11. Assignment; Oil, Gas and Mineral Lease. At the Closing, the parties will execute an Assignment and Bill of Sale in the form of Exhibit 11. Purchaser shall be responsible for filing such agreement in the appropriate public records of the county where such Leases are located.

12. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows, each of which is materially true and correct as of the date of this Agreement and shall be materially true and correct as of Closing:

a. Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Kansas.

b. Power. Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and any other documents and agreements contemplated hereby, and to perform its obligations under the Leases and this Agreement.

c. Authorization. The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Purchaser and will not violate or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice, would constitute a default) under the provisions of, (i) any material note, bond, mortgage, indenture, contract, agreement, or instrument to which Purchaser is a party and as disclosed in Purchaser’s SEC Reports, (ii) the organizational and governing documents of Purchaser, or (iii) any judgment, decree, order, law, statute, rule, or regulation applicable to Purchaser or any Asset, the non-compliance with which would have a material adverse effect on Purchaser or the ability of Purchaser to consummate the transactions contemplated herein. This Agreement has been, and the other documents provided for herein to be executed and delivered by Purchaser to Seller will be, duly executed and delivered on behalf of Purchaser and constitute or shall constitute the legal, valid, and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

d. Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability of Purchaser is Purchaser’s sole obligation.

e. Claims and Litigation. There is no claim, legal, or administrative proceeding or investigation now pending or, to the actual knowledge of Purchaser, threatened before any court or any administrative body against Purchaser that would, if determined adversely to Purchaser, restrain, prohibit, or impose damages on Purchaser or otherwise materially impair Purchaser’s ability to consummate the transaction contemplated by this Agreement.

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f. Financial Ability to Perform. [Reserved].

13. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows, each of which is materially true and correct as of the date of this Agreement and shall be materially true and correct as of Closing:

a. Existence. Seller is duly organized, validly existing, and in good standing under the laws of the State of Kansas.

b. Power. Seller has the full capacity, power, and authority to carry on its business as presently conducted, to enter into this Agreement and any other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

b. Authorization. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Seller and will not violate or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice, would constitute a default) under the provisions of, (i) any material note, bond, mortgage, indenture, contract, agreement, or instrument to which Seller is a party, (ii) the organizational and governing documents of Seller, or (iii) any judgment, decree, order, law, statute, rule, or regulation applicable to Seller or any Asset, the non-compliance with which would have a material adverse effect on Seller, the ownership or operation of any of the Assets, or the ability of Seller to consummate the transactions contemplated herein. This Agreement has been, and the other documents provided for herein to be executed and delivered by Seller to Purchaser will be, duly executed and delivered on behalf of Seller and constitute or shall constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c. Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’, finders’, or similar fees relating to the matters provided for in this Agreement which will be the responsibility of Purchaser; and any such obligation or liability of Seller is the sole obligation of Seller.

e. Pending Claims and Litigation. Except as set forth in Exhibit 13e, there are no suits, actions or other legal, administrative, or arbitration proceedings that are pending and in which Seller has been served or threatened in writing against Seller, its business or any of such Assets, in each case that would, if determined adversely to Seller, (a) result in the impairment or loss of Seller’s title to the relevant Assets, (b) hinder or impede the operation of all or any material portion of any Asset, or (c) that would, if determined adversely to the Parties, restrain, prohibit, or impose damages on Seller with respect to the Assets, or otherwise impair Seller’s ability to consummate the transactions contemplated by this Agreement.

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f. Material Contracts. Except as listed on Exhibit 13f, there are no unrecorded material contracts and agreements affecting the Assets, including without limitation any joint operating agreements.

g. Current Abandonment Obligations. Except as listed on Exhibit 13g, there are no dry holes, or shut in or otherwise inactive oil or gas wells, located on the Assets or on lands pooled or unitized therewith, except for oil or gas wells that, have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon.

h. Areas of Mutual Interest. Except as listed on Exhibit 13h, none of the Assets are subject to (or have related to them) any unrecorded “area of mutual interest” provisions or agreements.

i. preferential purchase rights; Required consents. Except as listed on Exhibit 13i none of the Assets are subject to any unrecorded preferential purchase rights or required consents in favor of third parties that must be satisfied or waived in order to give effect to this Agreement and the accompanying Assignment.

j. No Agreement to Sell to Third Party. Seller represents and warrants that Seller has not agreed to sell or encumber the Assets, in whole or in part, to any party other than Purchaser.

k. Seller covenants to provide Purchaser such assistance, support, and such access to its records (inclusive of financial and other information) and personnel and representatives as required by Purchaser to the end that Purchaser is able to accomplish an audit of the Lands, Properties, Leases, Contracts and Assets so that Purchaser is able to comply with its obligations under the federal securities law, by, among other things, preparing and timely filing a Current Report on Form 8-K with the SEC. To this end, Seller shall provide to Purchaser audited financial statements for 2019 and 2020 within 40 days of the Closing Date.

l. Additional representations, warranties, covenants of Seller are set forth in Appendix 1 and are incorporated herein by this reference.

14. Knowledge: As used in this Agreement, words “to Seller’s knowledge,” “to the knowledge of Seller,” or other words of similar import mean that the statement so qualified is true to the knowledge after due inquiry by the officers, directors, mangers, and key employees of Seller; in this regard, John Loeffelbein and Michael Burstein, shall be deemed to be the officers, etc. of Seller.

15. Payment. At Closing, Purchaser will deliver, or cause to be delivered to Seller, the Purchase Price net of the Hold-Back. The Purchase Price will be delivered to Seller using the wire information provided by Seller to Purchaser.

16. Confidentiality. See Appendix 2.

17. Seller Indemnity. Seller shall indemnify, defend and hold Purchaser harmless from and in accordance with the section entitled Seller Indemnity set forth in Appendix 2.

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18. Purchaser Indemnity. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Losses incurred by Seller and their respective partners, officers, directors, employees, consultants and advisors caused by (i) any of the Assumed Obligations or (ii) any inaccuracy in or (ii) for a period of ninety (90) days following Closing, any inaccuracy in or breach of any of the representations and warranties set forth in Section 12.

19. Exclusive Remedy; Release.

a. [Reserved].

b. [Reserved].

20. Miscellaneous.

a. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

b. No Third Party Beneficiaries. Aside for the indemnity obligations set forth in this Agreement, nothing in this Agreement shall entitle any party other than Purchaser and Seller and their duly authorized successors or assigns to any claim, cause of action, remedy, or right of any kind.

c. Governing Law; Venue; Jury Trial Waiver. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Delaware (excluding any choice of law provision which would refer to the laws of another state). The validity of the various assignments or conveyances affecting the title to the Assets (and the warranties of title thereunder) shall be governed by and construed in accordance with the laws of the State of Kansas. The Parties agree that in the event litigation arises in connection with this Agreement, proper venue for such proceeding shall be in the Federal or State courts with jurisdiction in Johnson County, Overland Park, State of Kansas and the Parties waive and agree not to assert any claim that the above-named courts do not have personal jurisdiction over the Parties or that the proceeding is brought in an inconvenient forum. EACH OF THE PARTIES TO THIS AGREEMENT UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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d. Notices. Any notice, communication, request, instruction or other document required or permitted by this Agreement shall be given in writing by prepaid nationally recognized overnight express, hand delivery, e-mail, or facsimile (except that notice given by facsimile or email shall be effective upon acknowledged receipt only if received during normal business hours, and if received after normal business hours, such notice shall be deemed given at the commencement of normal business hours on the next business day) as follows:

If to Seller and the members	If to Purchaser:
Of Seller:
Core Energy, LLC	Infinity Energy Resources, Inc.
14208 Neiman Road	11900 College Boulevard, Suite 310
Overland Park, Kansas 66221	Overland Park, Kansas 66210
Attention: John Loeffelbein, Member	Attention: Stanton E. Ross, Chairman, CEO and President

with a copy (which shall not constitute notice) to:
Sullivan & Worcester LLP
1633 Broadway, 32nd Fl
New York, NY 10019
Email: ddanovitch@sullivanlaw.com
Attn: David E. Danovitch

e. Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with the transaction contemplated herein (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to reimbursement therefor from the other Party.

f. Exhibits, Appendices, and Schedules. All references in this Agreement to Exhibits, Appendices, and Schedules shall be deemed to be references to such Exhibits, Appendices, and Schedules as the same may be amended and supplemented by mutual agreement of the Parties through and as of the Closing, and all such Exhibits, Appendices, and Schedules, as amended and supplemented, are hereby incorporated into this Agreement by reference.

g. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

h. Entire Agreement. This Agreement, the documents to be executed pursuant to this Agreement, and the attached Exhibits, Appendices and Schedules constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by the Parties.

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i. Execution in Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but such counterparts together shall constitute for all purposes one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.

j. Disclaimers.

(i). [Reserved].

(ii). [Reserved].

k. Material Adverse Effect. [Reserved]

l. Waiver of Conflict. It is acknowledged and agreed by the Parties that John Loeffelbein, a Member of Seller, is Chief Operating Officer of Purchaser and that the Parties do hereby, by these presents, waive and forgive any conflict of interest that such positions may present to the Parties. In connection therewith, John Loeffelbein has not participated on behalf of Purchaser in connection with the transaction contemplated hereby.

m. Non-Competition. Seller does hereby agree that upon the Closing of the transaction contemplated hereby, it will not, itself, or through an affiliate, engage in the development of properties or the production of oil and gas in any area within five (5) miles of the Lands, for the later of (i) two years after the Closing Date or (ii) so long as John Loeffelbein is an officer or director of Purchaser. At the option of Purchaser, the Parties shall execute and enter into a Non-Competition Agreement embodying the terms and conditions of this Section 22m.

n. Additional Agreements. Additional agreements of the Parties are set forth in Appendix 2, which are incorporated herein by this reference. For the avoidance of doubt, the Parties will use their respective good faith efforts to interpret the provisions set forth in the body of this Agreement and the additional agreements set forth in the Appendices in a consistent manner; to the extent there be any inconsistency between the terms set forth in the body of this Agreement and the provisions in the Appendices, the applicable provision of the Appendix shall control.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase and Sale Agreement as of the day and year first above written.

CORE ENERGY, LLC		INFINITY ENERGY RESOURCES, INC.

By:	Mandalay, LLC	By:
Stanton E. Ross, Chairman, CEO, President

By:
Harvey M. Burstein, Member

By:	Coal Creek Energy, LLC

By:
John Loeffelbein, Member

Members of Seller:

Mandalay LLC

By:
Name:
Title:

Coal Creek Energy, LLC

By:
Name:
Title:

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Appendix 1

Additional Representations, Warranties, and Covenants

In addition to the representations and warranties set forth in the body of this Agreement, Seller hereby represents and warrants to Purchaser, as of the execution date and as of the Closing Date, as follows:

(a) Organization, Standing and Power. Seller is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than, solely with respect to this clause, in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably expected to have, individually or in the aggregate, a material adverse effect.

(b) Authority; No Violations.

(i) The execution and delivery of this Agreement by Seller and any other agreement with respect to which Seller is a party and the consummation by Seller of the transactions have been duly authorized by all necessary action.

(ii) The execution and delivery of this Agreement and any other agreement to which it is a party does not and will not, and the consummation of the transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under, or result in (or give rise to) the creation of any encumbrance (other than permitted encumbrances) or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the Properties under any provision of (A) the organizational documents of Seller; (B) any Contract or any loan or credit contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease or other contract or agreement, permit, franchise or license to which Seller is a party or by which Seller or the Properties are bound or (C) any law applicable to Seller or any of its Properties.

(iii) No vote or consent of the holders of the equity interests of Seller that has not been taken or obtained is necessary to approve this Agreement or the transactions.

(c) Governmental consents. Except for the filing of the T1 Transfer of Ownership Notice and Ownership, as set forth on Schedule (c), no governmental consent is required to be obtained by Seller in connection with the execution and delivery of this Agreement or any other agreement to which it is a party, or the consummation of the transactions.

(d) Litigation. None of the Properties is or are subject to any order that would result in impairment or loss of Seller’s interest in any part of the Properties.

(f) Suspense funds. Schedule (f) sets forth all suspense funds held for distribution by Seller, as of the date set forth in such Schedule.

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(g) Taxes. Except as set out on Schedule (g), (i) all material tax returns relating to the Properties that are required to be filed by Seller has been timely filed, (ii) all taxes shown as due on such tax returns have been paid or provided for, except those being contested in good faith, (iii) there are no material tax liens (other than taxes that are not yet due or are not yet delinquent) on any of the Properties, (iv) to Seller’s knowledge there is no claim pending or threatened in writing by any taxing authority in connection with any tax related to the Properties, (v) none of the Properties is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (vi) with respect to any tax that could result in a lien or other claim against any of the Properties or Purchaser or its affiliates, (A) Seller has not entered into any agreement or arrangement with any tax authority that requires Seller to take any action or to refrain from taking any action, (B) Seller is not a party to any agreement with any tax authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement, (C) there is not in force any extension of time with respect to the due date for the filing of any tax return relating to the Properties (other than any tax return related to any Income tax) of or with respect to Seller or any waiver or agreement for any extension of time for the assessment or payment of any tax of or with respect to Seller and no request for any such waiver is pending, and (D) Seller is not a party to or bound by any allocation, sharing or indemnity agreements or arrangements, and (vii) no Properties are subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code.

(h) Permits. (i) Seller has (and, with respect to non-operated Properties, to Seller’s Knowledge, the operator has) obtained all federal, state and local permits required for the operation and ownership of the Properties; (ii) to Seller’s Knowledge there is no violation with respect to any of the Permits that has not been (or will not be prior to Closing) corrected or settled and (iii) Seller has not received written notice of any proceeding that has been threatened or is pending that might result in the modification, revocation, termination or suspension of any permit.

(i) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or threatened against Seller.

(j) Compliance with law. Seller has not received any written notice of a violation of any law, in each case, that is applicable to the Properties or operations on the Properties and that has not been (or will not be prior to Closing) corrected or settled. Seller’s and its affiliates’ ownership of the Properties, Seller’s and its affiliates’ operation of the Properties operated by Seller or its affiliates, and to Seller’s Knowledge, the operation of the Properties that are operated by a third person are currently in compliance in all material respects with the provisions and requirements of all laws; provided, however, that the foregoing shall not be applicable for wells that are not in operation as of the date hereof. This Section (j) does not relate in any way to (i) the existence or status of any Permits, it being understood and agreed that such matters are covered by and dealt with exclusively in Section (h) hereof or (ii) matters arising under environmental laws, it being understood and agreed that such matters are covered by and dealt with exclusively in Section (z) hereof.

(k) Rights in Third Parties.

(i) There are no preferential purchase rights.

(ii) Except as set out on Schedule (k), there are no consents. Schedule (k) sets forth a description of the instrument giving rise to such consents.

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(l) Hydrocarbon Sales. Except as set forth on Schedule (m) and to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, Seller is not obligated by virtue of, (i) a production payment or (ii) any other arrangement, other than gas balancing arrangements, to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.

(m) Condemnation. As of the execution date, Seller has not received any written notice of any pending or threatened taking and there is no actual taking (whether permanent, temporary, whole or partial) of any portion of the Properties by reason of condemnation or the threat of condemnation.

(n) Contracts.

(i) Except (y) as set forth on Schedule n-1, or (z) to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, there are no (A) contracts for the purchase, sale or exchange of hydrocarbons, (B) contracts for the gathering, treatment, processing, handling, storage or transportation of hydrocarbons or any other contracts containing acreage dedications, (C) purchase agreements, farmin or farmout agreements, exploration agreements, participation agreements, contracts that constitute a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business (including area of mutual interest agreements), or similar agreements providing for the earning of any equity interest, (D) partnership agreements, joint venture agreements or similar agreements, (E) operating agreements, unit agreements or unit operating agreements, (F) contracts that could be reasonably expected to result in aggregate payments by or revenues to Seller in excess of $50,000 per calendar year or in the aggregate over the term of such contract, (G) contracts that constitute a lease under which Seller is the lessor or the lessee of any real property (other than a Lease), (H) contracts with any affiliate of Seller, or (I) contracts that constitute hedge Contracts, in each case of subparts (A) through (I) that will be binding on the Purchaser or encumber or bind any of the Properties after Closing.

(ii) With respect to the Contracts: (A) Seller is in compliance, in all material respects, with the terms and conditions of the Contracts and, to Seller’s Knowledge, each counterparty to the Contracts is in compliance, in all material respects, with the terms and conditions of the Contracts; (B) Seller has received a written notice of a default under such Contract; (C) each Contract contains no preferential purchase rights, has not been terminated, abandoned, put into suspense and is in full force and effect and binding in accordance with its applicable terms; (D) all expenses that are the responsibility of Seller have been paid by Seller as of the execution date and will be paid as of the Closing Date; and (E) prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each Contract, including all amendments thereto.

(o) Outstanding Capital Commitments. As of the execution date, there are no outstanding contractual commitments to make capital expenditures that are binding on the Properties or Seller and which Seller reasonably anticipates will individually require expenditures by Purchaser after Closing in excess of $50,000 (net to Seller’s interest), other than those set forth in Schedule (o).

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(p) Regulatory Matters. Seller (i) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended; and (ii) has not operated, or provided services, using any of the Properties in a manner that subjects it, any third person operator of the Properties or any future owner of the Properties to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act; or (iii) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions.

(q) Personal Property and Equipment. Seller has good title to the personal property, equipment, and fixtures included within the Properties, free and clear of all encumbrances other than those to be released at Closing and permitted encumbrances. To Seller’s Knowledge, the equipment included within the Properties is adequate in type and in operable condition for the operation of the Properties consistent with Seller’s past practices. Except for the foregoing representation, such equipment is being purchased on an “As Is” basis.

(r) Pipeline Facilities. Seller either has the contractual right to use or is the exclusive or non-exclusive legal and beneficial owner of the pipeline facilities. Except as set forth on Schedule r, to Seller’s Knowledge, the surface on which each pipeline facility is located are contiguous, are in full force and effect and are sufficient to access, construct, operate, maintain, and repair the pipeline facilities in the ordinary course as currently conducted. Except as set forth on Schedule r, to Seller’s Knowledge each pipeline facility is located on or beneath land covered by a surface lease, surface permit, surface right-of-way, surface license, surface easement, oil and gas lease, unit agreement or other surface rights agreements.

(s) Plugging and Abandonment Obligations. Other than as set forth on Schedule (s), all of the Wells have been permanently plugged and abandoned and all of the Wells which have been plugged and abandoned have been plugged and abandoned in a manner that complies in all material respects with laws.

(t) Wells. (i) With respect to all Wells drilled and completed by the Seller, and (ii) with respect to all Wells drilled and completed by any person not the Seller, to Seller’s Knowledge, all such Wells, with respect to clauses (i) and (ii), have been drilled and completed within the limits permitted by all applicable Leases or Contracts.

(u) Non-Consent Operation; Payout Balances. Seller has not elected to participate in any operation or activity proposed with respect to the Properties which could result in Seller’s interest in any Properties becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the net revenue interest and Working Interest columns set forth in Schedule (u). Schedule (u) sets forth, to Seller’s Knowledge, the correct payout balances as of the dates set forth therein for each well subject to payout.

(v) Security Arrangements. Schedule (v) sets forth all various bonds, letters of credit, guarantees and/or cash deposits (collectively, “Security Arrangements”) posted or entered into by Seller specifically in connection with the ownership or operation of the Properties, excluding state-wide operator bonds or other security posted with any applicable Kansas governmental body.

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(w) Surface Restrictions. Except as set forth on Schedule (w), to Seller’s Knowledge, none of the Leases are subject to any restrictions that prohibit access to the surface of the lands covered by the Lease.

(x) Payment of Royalties. Except for such items that are not yet due or are being held in suspense as permitted pursuant to applicable law, to Seller’s Knowledge the third party purchaser of the oil produced hereunder, has paid in all material respects all Lease burdens due by Seller with respect to the Properties.

(y) Drilling Obligations. Except to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or Contracts contains any express provisions obligating Seller to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

(z) Environmental Matters.

(i) Except as set forth on Schedule (z):

(A) Seller has not entered into any order, permit, conditions, or other directives of or with any governmental bodies based on any prior violations of environmental laws that relate to the future use of any of the Properties or that require any remediation;

(B) the Properties and Seller’s ownership and operation of the Properties are and, during the surviving periods of all applicable statutes of limitation, have been in compliance in all material respects with applicable environmental laws and Permits;

(C) Seller has not received any written notice of any claims, demands, suits, investigations, requests for information, orders, or proceedings pending or threatened under environmental law against Seller with respect to the Properties or its ownership or operation thereof; and

(D) to Seller’s Knowledge there has been no release of hazardous substances on or from the Properties that could reasonably be expected to result in a material liability, liability, or remediation obligation of Seller (or Purchaser following the Closing) under environmental laws.

(ii) Except as permitted under applicable laws (including environmental laws), Seller has not disposed of any produced water or hazardous substances generated on the Properties, or used on the Properties, at sites off of the Properties.

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Appendix 2

Additional Agreements between the Parties

Conduct of Business by Seller.

(a) From and after the execution date until the earlier of the Closing and the termination of this Agreement (the “Interim Period”), except as consented to in writing by Purchaser or provided for in this Agreement, Seller shall, or shall cause the operator of the Wells to:

(i) cause the Properties to be maintained and operated in a good and workmanlike manner consistent with the manner of maintenance and operations prior to the execution date and operate the Properties in the ordinary course in compliance with applicable laws; provided, however, that Seller shall not be obligated to complete, recomplete, or rework any of the Wells or drill any additional wells;

(ii) pay or cause to be paid all costs and expenses incurred in connection with such operations and Seller will notify Purchaser of ongoing activities and major capital expenditures in excess of $50,000 per activity and shall consult with Purchaser regarding all such matters and operations involving such expenditures;

(iii) pay, as they become due, all expenses related to the Properties, as would be paid by a reasonably prudent lessee or operator;

(iv) notify Purchaser of any election that Seller is required to make under any Contract, specifying the nature and time period associated with such election, and, if Purchaser does not respond to the notifying Seller within sufficient time to enable Seller to timely make such election, then Seller shall make such election as would a reasonably prudent lessee or operator; provided, however, that neither Seller nor any of Seller’s Subsidiaries shall make any election to go non-consent or to not participate in any operation with respect to the Properties without Purchaser’s prior written consent;

(v) maintain insurance coverage on the Properties presently furnished by third parties that are not affiliates of Seller in the amounts and of the types presently in force;

(vi) use commercially reasonable efforts to keep Purchaser reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Properties;

(vii) use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(viii) pay any Production taxes related to the Properties as such Production taxes become due and payable, subject to Seller’s rights under this Agreement to be reimbursed or indemnified by Purchaser for the portion of such Production taxes allocable to Purchaser pursuant to the terms hereof; and

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(ix) notify Purchaser if any Lease terminates promptly upon learning of such termination.

(b) During the Interim Period, except as (w) expressly provided in this Agreement, (x) required by law, (y) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), , or (z) in the ordinary course of business, Seller shall not:

(i) except for the transactions described on Schedule (b)(i), take any action to sell, transfer, farmout, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Properties, other than dispositions of worn-out or obsolete equipment and other personal property in the ordinary course and of the Conveyed hydrocarbons that are produced from the Properties in the ordinary course;

(ii) except as otherwise permitted by this Agreement, enter into any transaction, the effect of which would be to cause Seller’s net revenue interest with respect to the production of hydrocarbons from any Listed Interest to be less than, or Seller’s Working Interest with respect to the production of hydrocarbons from any Listed Interest to be more than, that shown in Exhibit __ for such Listed Interest, unless, with respect to any such increase in Working Interest, there is a proportionate increase in the net revenue interest with respect to such Listed Interest;

(iii) except for (A) emergencies, or (B) lease operating expenses incurred in the ordinary course enter into any contract or commitment or assume or incur any obligation with respect to the Properties’ operations involving expenditures in excess of $50,000 in the aggregate;

(iv) effect a change in the identity of the operator with respect to any Property;

(v) violate, breach or default under, in any material respect, any Contract or Lease;

(vi) except as set forth on Schedule (b)(vi), or in the ordinary course of business, enter, or agree to enter, into any agreement that, if in existence as of the execution date, would be an Contract, or amend or modify any Contract;

(vii) waive, release, assign, settle or compromise any claim, action or proceeding relating to the Properties, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 individually or in the aggregate (excluding amounts to be paid under insurance policies); or

(viii) enter into any agreement to do any of the foregoing prohibited by this Section.

(c) Notwithstanding the foregoing, (i) Purchaser acknowledges and agrees that any acts or omissions of the other working interest owners (and operators) of the Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section and (ii) Purchaser’s consent shall not be required with respect to any action taken by Seller as required by law or as specifically contemplated by other provisions of this Agreement.

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Reports. Seller and Purchaser agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local governmental bodies that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions.

Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions. Promptly after the Closing, Purchaser shall: (i) actively pursue the approval of all customary post-closing consents from the applicable governmental bodies; (ii) actively pursue all other consents and approvals that may be required in connection with the assignment of the Properties to Purchaser and the assumption of the rights, interests, obligations and liabilities assumed by Purchaser hereunder that have not been obtained prior to Closing, at Purchaser’s sole cost and expense; and (iii) except as otherwise set forth herein, deliver all notices that may be required in connection with the assignment of the Properties to Purchaser and the assumption of the rights, interests, obligations and liabilities assumed by Purchaser hereunder.

Operatorship. Seller will, at Purchaser’s request, assist Purchaser in Purchaser’s efforts to succeed Seller as operator of any Wells included in the Properties. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with governmental bodies relative to its assumption of operatorship. For all Properties operated by Seller or any affiliate of Seller, Seller shall initiate a TI Transfer through the KOLAR Filing System; requiring such new operator to accept that position within thirty (30) days following the Closing, or shall otherwise cause such affiliate to, execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms with the applicable governmental body transferring operatorship of such Properties to Purchaser.

Purchase Price Allocation. Purchaser and Seller shall use commercially reasonable efforts to agree on an allocation of the Base Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Properties within thirty (30) days after the Closing Date (the “Purchase Price Allocation”). The Purchase Price Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”). If Seller and Purchaser reach an agreement with respect to the Purchase Price Allocation, (i) Purchaser and Seller shall use commercially reasonable efforts to update the Purchase Price Allocation in accordance with Section 1060 of the Code, following any adjustment to the Purchase Price under this Agreement, and (ii) Purchaser and Seller shall, and shall cause their respective affiliates to, report consistently with the Purchase Price Allocation, as adjusted, on all tax returns and reports, including Internal Revenue Service Form 8594, and neither Party nor its affiliates shall take any position on any tax return that is inconsistent with such Purchase Price Allocation, as adjusted, unless such position is mutually agreed by the Parties or required to be taken pursuant to a final determination, as defined in Section 1313 of the Code.

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Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for Production taxes required to be filed on or before the Closing Date. Purchaser shall timely file or cause to be filed all tax returns for Production taxes required to be filed after the Closing Date and shall timely pay or cause to be paid to the taxing authorities all Production taxes that become due and payable after the Closing Date. Any penalty, addition to tax, or interest levied or assessed with respect to any Production tax shall be allocated to, and shall be payable by, the Party to which the tax to which such penalty, addition to tax or interest relates is allocated, regardless of when such penalty, addition to tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to tax, or interest levied or assessed with respect to any failure of Purchaser to comply with the previous sentence shall be allocated to, and shall be payable by, Purchaser; provided, further, that Purchaser shall not be liable for any penalty, addition to tax, or interest levied or assessed with respect to any tax return that was required to be filed on or before the Closing Date.

Allocation of Production Taxes.

(a) severance taxes shall be deemed attributable to the period during which the production of the hydrocarbons with respect to such Production taxes occurred, and liability therefor shall be allocated to Seller for any severance taxes attributable to any pre-effective time tax period, and to Purchaser for any severance taxes attributable to any post-effective time tax period.

(b) Property taxes shall be deemed attributable to the period during which ownership of the applicable Properties gives rise to liability for such Property taxes, and liability therefor allocated to Seller for (i) all taxable periods ending prior to the Closing Date and (ii) the portion of any straddle period ending immediately prior to the Closing Date, and to Purchaser for (A) all taxable periods beginning at or after the Closing Date and (B) the portion of any straddle period beginning at the Closing Date. For purposes of determining the allocations described in this Section, Property taxes pertaining to a straddle period shall be allocated between the portion of such straddle period ending immediately prior to the Closing Date and the portion of such straddle period beginning at the Closing Date by prorating each such Property tax based on the number of days in the applicable straddle period that occur before the date on which the Closing Date occurs, on the one hand, and the number of days in such straddle period that occur on or after the date on which the Closing Date occurs, on the other hand.

(c) To the extent the actual amount of Production tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Production tax pursuant to this Agreement, (i) the Parties shall utilize the most recent information available in estimating the amount of such Production tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Production tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Production tax that is allocable to such Party hereunder.

(d) Purchaser shall be entitled to all rights to any refunds of Production taxes allocable to Purchaser pursuant to this Section regardless of when received, and Seller shall be entitled to all rights to any refunds of Production taxes allocable to Seller pursuant this Section regardless of when received. If a Party or any of its affiliates receives a refund of Production taxes to which the other Party is entitled pursuant to this Section, such receiving Party shall forward to the other Party the amount of such refund within fifteen (15) days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund. If any payment pursuant to this Section is subsequently reduced or disallowed, the Party receiving such payment shall indemnify and hold harmless the Party making such payment (and its affiliates) from and against any loss that is attributable to such reduction or disallowance.

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Transfer taxes. Notwithstanding any requirement of law, and notwithstanding anything else to the contrary in this Agreement, all Transfer taxes required to be paid in connection with the sale or transfer of the Properties under this Agreement shall be paid 50% by Seller and 50% by Purchaser. Purchaser shall prepare and timely file all tax returns required to be filed in respect of Transfer taxes. If required by applicable law, the applicable Seller will join in the execution of any such tax return. and to execute and deliver any certificates or forms reasonably needed (i) for the preparation and filing of tax returns and other documentation relating to Transfer taxes as may be required by applicable law and (ii) to mitigate, reduce or eliminate any Transfer taxes required to be paid in connection with the sale or transfer of the Properties under this Agreement.

Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause its affiliates to):

(a) assist the other Party in preparing any tax returns which such other Party is responsible for preparing and filing, and in connection therewith, provide the other Party with any necessary powers of attorney;

(b) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any tax with respect to the Properties;

(c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to taxes with respect to the Properties; and

(d) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to the Properties.

Purchaser’s Conditions. The obligations of Purchaser at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:

(a) (i) The Seller Representations shall be true and correct in all respects at and as of the Closing Date at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date).

(b) Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.

(c) No order issued by any governmental body or arbitrator restraining or prohibiting the consummation, in whole or in part, of the transactions shall be in effect.

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(d) Seller shall have delivered (or shall be ready, willing and able to deliver) to Purchaser all of the Seller deliverables.

(e) Since the execution date, there shall not have occurred and be continuing any material adverse effect.

(f) Seller has delivered to Purchaser such historical financial information as Purchaser or Purchaser’s Auditor may request and the results of Purchaser’s due diligence are satisfactory in all respects.

Termination. This Agreement and the transactions may only be terminated on or before the Closing and only:

(a) by either Purchaser or Seller if the Closing has not occurred on or before January11, 2021, or such later date as shall be mutually agreed to in writing by Purchaser and Seller (“Outside Date”);

(b) by Purchaser, if any condition set forth herein is not satisfied (or waived in writing by Purchaser) as of the scheduled Closing Date; or

(d) by the mutual written agreement of Purchaser and Seller.

Remedies.

(a) Seller’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Purchaser’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Seller would be entitled to terminate this Agreement pursuant to the terms hereof, Seller may terminate this Agreement and retain the Option Shares as Seller’s sole and exclusive remedy as liquidated damages. It is expressly stipulated by the Parties that the actual amount of damages resulting from any such termination would be difficult, if not impossible, to determine accurately because of the unique nature of this Agreement, the unique nature of the Properties, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

(b) Purchaser’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Seller’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Purchaser would be entitled to terminate this Agreement pursuant to the terms hereof, Purchaser, at its sole option, may either (i) enforce specific performance of this Agreement or (ii) (A) terminate this Agreement, (B) if, and only if, in the event that the breach is a Fundamental Breach, receive back the entirety of the Option Shares, and a sum equal to the Holdback Amount, and the Option Shares within 10 Business Days following termination of this Agreement, and (C) then, pursue whatever legal rights and remedies may be available to Purchaser, with the damages thereunder being subject to the appropriate Cap pursuant to the provisions of this Agreement.

(c) Termination Without Breach. In the event that this Agreement is terminated here other than those described above, neither Party will have any obligation or liability to one another hereunder other than as expressly provided herein and the Confidentiality Agreement.

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Confidentiality Agreements. The Parties acknowledge and agree that certain Confidentiality Agreement dated as of even date herewith, by and between Purchaser and Seller (the “Confidentiality Agreement”) shall remain in effect following the execution date and any termination of this Agreement; provided, however, that if the Closing shall occur, then the Confidentiality Agreement as to Seller shall remain in full force and effect and shall terminate as of the Closing and be of no further force and effect thereafter as to Purchaser; provided further, however, that nothing contained in this Section or in the Confidentiality Agreement shall prevent Purchaser from sharing confidential information with a financing source or comply with applicable law.

Holdback.

(a) Any amounts due to Purchaser Indemnified Parties for any obligation or liability for indemnification hereunder shall be satisfied first solely from the Holdback Amount; provided, however, that, Purchaser may seek payment for any other indemnifiable Losses in excess of the Holdback Amount directly from Seller in accordance with the terms hereof. Any damages payable by Seller hereunder in indemnification shall be limited by the appropriate Cap pursuant to the provisions of this Agreement.

(b) In the event Seller does not dispute any claim for indemnification made by Purchaser, at Purchaser’s written election, Seller and Purchaser shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Purchaser the amount of the undisputed claim. In the event Seller does dispute any claim for indemnification made by Purchaser, then upon final determination of liability (or a settlement between the applicable Parties) with respect to such claim, at Purchaser’s written election, Seller and Purchaser shall provide written instructions to the Escrow Agent to disburse to Purchaser the amount determined by such final determination or settlement to be due and which amount is then remaining in the Escrow Account.

(c) On the date that is 3 months from and after the Closing Date, Purchaser and Seller shall instruct the Escrow Agent to release to Seller the difference between the then existing amount of the Holdback Amount and the aggregate amount of all unsatisfied claims for indemnification that Purchaser has made in good faith on or before such date and which are to be satisfied (in whole or in part) from the Holdback Amount. Any amount remaining in the Escrow Account for such unsatisfied claims described in the previous sentence shall remain in escrow until a final determination of liability (or a settlement between the Parties) with respect to such claims is made under this Agreement.

Retained Liabilities. Seller shall retain and shall pay, perform, fulfill, and discharge all liabilities resulting from, based upon, or resulting from (inclusive of the Retained Obligations, collectively, the “Retained Liabilities”):

(a) the ownership, development, exploration, operation or maintenance of the Properties prior to the Closing Date or the production, transportation, processing and marketing of hydrocarbons from the Properties prior to the Closing Date, including the payment of Property expenses, for which Purchaser has made a claim for indemnification hereunder prior to the date that is 3 months after the Closing Date;

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(b) the excluded Properties;

(c) Seller taxes;

(d) any payments owed from Seller to any of Seller’s affiliates and relating to periods of time prior to Closing;

(e) the willful misconduct of Seller or Seller’s affiliates with respect to the operation of the Properties prior to Closing;

(f) any personal injury or death occurring on or attributable to Seller’s interest in the Properties prior to Closing;

(g) those actions relating to the Properties and for which Seller has been served prior to the Closing Date;

(h) any civil fines or penalties or criminal sanctions imposed on Seller as a result of any pre-Closing violation of law in connection with the Properties;

(i) any liabilities that are the result of any off-site transport or disposal, or arrangement for transport or disposal, of any Hazardous Substances from Seller’s interest in the Properties prior to Closing;

(j) any liabilities arising in connection with the Settlement Agreement; and

(k) the accounting for, failure to pay, or the incorrect payment to any Lease burden owner or working interest owner or other interest holder under the subject oil and gas Interests and escheat obligations insofar as the same are attributable to periods and hydrocarbons produced and marketed with respect to the Properties prior to the Closing Date for which Purchaser has made a claim for indemnification hereunder prior to the date that is 2 years from the Closing Date, but excluding any responsibility for the administration and payment of the Suspense Funds t.

Assumed liabilities. Except for any Retained liabilities (all of which Purchaser is not assuming) Purchaser shall pay, perform, fulfill, and discharge all liabilities resulting from, based upon, or resulting from (inclusive of the Assumed Obligations, collectively, the “Assumed liabilities”):

(a) the ownership, development, exploration, operation or maintenance of the Properties at and after the Closing Date or the production, transportation, processing and marketing of hydrocarbons from the Properties at and after the Closing Date, including the payment of Property expenses;

Seller’s Indemnity Obligation. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth herein Seller and its successors and assigns, shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS, subject to the procedures set forth below, Purchaser and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Purchaser or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and other Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all liabilities arising out of, resulting from, based on, associated with, or relating to:

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(a) any breach by Seller of Seller’s representations or warranties set forth in this Agreement, subject to the appropriate Cap;

(b) any breach by Seller of Seller’s covenants set forth in this Agreement, subject to the appropriate Cap; or

(c) the Retained Liabilities;

Deductible and Cap. There is no deductible with respect to indemnification claims against Seller. The cap on for Fundamental Breaches shall be in the aggregate $350,000. The Cap for Ordinary Breaches shall be in the aggregate $50,000.

Procedures. In all cases, subject to the limits of the appropriate Cap hereunder:

(a) In order for a person to be entitled to any indemnification provided for hereunder in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party (which in the case of Seller, shall be Seller) in writing of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that the indemnifying party shall not be entitled to assume the defense of any Third-Party Claim if (i) the indemnified party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the indemnifying party, and, in the reasonable opinion of the indemnified party, counsel for the indemnifying party could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the indemnifying party, (ii) such Third-Party Claim involves injunctive or other non-monetary relief (provided, however, that if such Third-Party Claim includes a request for injunctive or other non-monetary relief, the indemnifying party may assume the defense of such Third-Party Claim so long as the indemnified party has joint control of the defense of the portion of such Third-Party Claim relating to the request for injunctive or other non-monetary relief) or (iii) the indemnifying party shall not have assumed the defense of such Third-Party Claim in a timely fashion (but in any event within 30 days of written notice of such Third-Party Claim). If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third-Party Claim, the indemnifying party shall keep the indemnified party reasonably apprised of the status of the Third-Party Claim and shall furnish the indemnified party with copies of all notices and documents (including court papers) received by the indemnifying party relating to the Third-Party Claim, and the indemnified party shall use its commercially reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) in the defense or prosecution thereof. If the indemnifying party assumes the defense of a Third-Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnified party’s prior written consent; provided, however, that the indemnified party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the indemnified party completely and unconditionally from all liability in connection with such Third-Party Claim and that would not otherwise adversely affect the indemnified party.

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(c) In the event any indemnified party should have a claim against any indemnifying party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party may make such claim directly against any indemnifying party by delivering written notice of such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within 10 Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) No person shall be entitled to indemnification hereunder unless it shall have given the Party from which indemnity is sought written notice of the liabilities for which it seeks indemnification (which notice may be, in the case of Third-Party Claims, notice under Section (a), and in the case of direct claims, notice under Section (c) within the applicable survival period.

(e) Any environmental claim for indemnification or any claim for indemnification based on fraud, gross negligence, willful misconduct or willful breach of this Agreement (“Fundamental Breaches”) must be brought within 12 months after the Closing Date. Subject to the forgoing, all other claims (“Ordinary Breaches”) for indemnification must be brought within 3 months after the Closing Date.

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